Exhibit 4.4

AMENDMENT

TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment (this “Amendment”), dated as of December 8, 2011, by and among Cancer Genetics, Inc., a Delaware corporation (the “Company”), and the holders of the Company’s Series A Preferred Stock and the holders of the Company’s Series B Preferred Stock signatory hereto (collectively, the “Consenting Stockholders”), amends that certain Amended and Restated Investors” Rights Agreement, dated as of April 13, 2010, by and among the Company and the individuals or entities listed on Schedule I and Schedule II thereto (as previously amended, the “Investors’ Rights Agreement”). To the extent not otherwise defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Investors’ Rights Agreement.

WITNESSETH:

WHEREAS, Section 2.3(a) of the Investors’ Rights Agreement provides certain piggyback registration rights to the Holders in connection with any Registration Statement filed by the Company:

WHEREAS, the Company and the Consenting Stockholders wish to amend the Investors’ Rights Agreement in order to carve out from the piggyback registration rights set forth in Section 2.3(a) thereof all piggyback registration rights with respect to a Registration Statement that the Company files in connection with an Initial Public Offering;

WHEREAS, Section 2.3(b) of the Investors’ Rights Agreement provides certain demand registration rights to the Holders;

WHEREAS, the Company and the Consenting Stockholders wish to amend the Investors’ Rights Agreement to provide that the obligation of the Company to file a Registration Statement in connection with the demand registration rights set forth in Section 2.3(b) thereof shall not accrue until a date that is 180 days after the consummation of the Company’s Initial Public Offering (or such later date as may be necessary to comply with the terms of the underwriting agreement to be entered into by the Company and the underwriters in connection with the Company’s Initial Public Offering;

WHEREAS, Section 3.4 of the Investors’ Rights Agreement provides that any term of the Investors’ Rights Agreement may be amended with the written consent of the Company and the holders of at least a majority of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class (including shares of common stock of the Company issued upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock); and

WHEREAS, the Consenting Stockholders collectively represent at least a majority of the Series A Preferred Stock and the Series B Preferred Stock voting together as a single class (including shares of common stock of the Company issued upon conversion of shares of Series A Preferred Stock and Series B Preferred Stock, if any).

NOW, THEREFORE, in consideration of the premises and covenants hereafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 2.3(a) of the Investors’ Rights Agreement is hereby amended by deleting that section in its entirety and replacing it with the following sentence:

Other than with respect to a Registration Statement to be filed in connection with the Company’s Initial Public Offering, whenever the Company proposes to file a Registration Statement (other than by a registration on Form S-4 or Form S-8, any successor forms, or any form not available for registering shares for sale to the public pursuant to a public offering or pursuant to registrations in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered) at any time and from time to time, it will, prior to such filing, give written notice to all Holders of its intention to do so and, upon the written request of a Holder or Holders given within thirty (30) days after the Company provides such notice, the Company shall use reasonable commercial efforts to cause all Registrable Shares owned by such Holders which the Company has been requested by such Holder or Holders to register to be registered under the Securities Act; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 2.3 without obligation to any Holder.

2. Section 2.3(b) of the Investors’ Rights Agreement is hereby amended by deleting the second sentence thereof in its entirety and replacing it with the following sentence:

The Holders may deliver such written notice at any time; provided, however, the obligation of the Company to file a Registration Statement shall not accrue until a date which is (i) 90 days after the completion of the Company’s completion of a merger with a public shell company under which the public company merges with the Company or acquires (the “Acquisition”) all of the outstanding securities of the Company in exchange for issuance of securities of the public company and (ii) 180 days after the consummation of the Company’s Initial Public Offering (or such later date as may be necessary to comply with the terms of the underwriting agreement to be entered into by the Company and the underwriters in connection with the Company’s Initial Public Offering).

3. Other than as specifically set forth herein, all other terms and conditions of the Investors’ Rights Agreement are and will remain unchanged and in full force and effect.

4. This Amendment shall be construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

5. This Amendment may be executed in counterparts (facsimile or other electronic signatures shall be deemed acceptable and binding), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party has executed, or caused to be executed by a duly authorized individual, this Amendment as of the date first set forth above.

COMPANY

CANCER GENETICS, INC.

By:
Name:
Title:

SERIES A PREFERRED STOCKHOLDERS

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SERIES B PREFERRED STOCKHOLDERS

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